EXHIBIT 99.1

On July 1, 2010, Online Resources Corporation held its Annual Stockholders’ Meeting, and the following matters were approved pursuant to a vote held at the meeting:

1. The election of Donald W. Layden, Jr., Ervin R. Shames and Barry D. Wessler to serve as Class III Directors of the Company for a three-year term of office or until their respective successors have been elected. The following chart shows the final results of the votes cast in connection with the election of directors:

Director Name	Votes For	Votes Withheld	Broker Non-Votes
Donald W. Layden, Jr.	26,364,170	113,659	6,182,771
Ervin R. Shames	25,669,123	808,706	6,182,771
Barry D. Wessler	26,264,383	213,446	6,182,771

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the year ending December 31, 2010. The following chart shows the final results of the votes cast in connection with this proposal:

Proposal	Votes For	Votes Against	Abstentions
Ratification of KPMG	27,936,371	146,932	13,052